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                                                                   EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 25, 1997 (except for Note 13 as to which the date is March 6, 1997) with respect to the consolidated financial statements and schedule of GranCare, Inc. included in the Living Centers of America, Inc. Registration Statement on Form S-4 (Registration No. 333-36525) and incorporated by reference in this Registration Statement and related Prospectus of Paragon Health Network, Inc. for the registration of its $275 million 9 1/2% Senior Subordinated Notes and its $294 million 10 1/2% Senior Subordinated Discount Notes.

                                          ERNST & YOUNG LLP

Atlanta, Georgia
December 31, 1997